    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997



                                                      REGISTRATION NO. 333-16125

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             FOREST OIL CORPORATION

                (Name of Registrant as specified in its charter)

           NEW YORK                 25-0484900
 (State or other jurisdiction    (I.R.S. Employer
     of incorporation or          Identification
        organization)                  No.)

                           1600 BROADWAY, SUITE 2200
                             DENVER, COLORADO 80202
                                 (303) 812-1400

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               DANIEL L. MCNAMARA
                        CORPORATE COUNSEL AND SECRETARY
                             FOREST OIL CORPORATION
                           1600 BROADWAY, SUITE 2200
                             DENVER, COLORADO 80202
                                 (303) 812-1400

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:


                                 ALAN P. BADEN
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                                  1001 FANNIN
                              HOUSTON, TEXAS 77002
                                 (713) 758-2222

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                             FOREST OIL CORPORATION
                                                                               E
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               ------------------

    Forest Oil Corporation ("Forest" or the "Company") may from time to time offer (i) its unsecured senior debt securities (the "Senior Debt Securities"),
(ii) its unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), which may be convertible into shares of common stock, par value $.10 per share, of the Company (the "Common Stock"), (iii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), which may be convertible into shares of Common Stock or exchangeable for Debt Securities and
(iv) shares of its Common Stock. The Preferred Stock and the Common Stock are collectively referred to as the "Equity Securities," and the Debt Securities and the Equity Securities are collectively referred to as the "Securities." The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate public offering price of $250,000,000 (or the equivalent thereof in foreign currency or currency units) at individual prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount offered, ranking, rate or rates of interest or the provisions for determining such rate or rates and the time of payment thereof, maturity, currency of payment, terms relating to redemption (whether mandatory, at the option of the Company or the holder), terms for sinking fund payments, terms for conversion into Common Stock, additional covenants and the initial public offering price, (ii) in the case of shares of Preferred Stock, the number of shares, specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights and restrictions and the initial public offering price and (iii) in the case of shares of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income taxes, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be sold directly by the Company, through agents designated by the Company from time to time or through underwriters or dealers designated by the Company from time to time. If any agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be as set forth in or may be calculated from the applicable Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price of such Securities less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for indemnification arrangements for agents, dealers, and underwriters.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


               The date of this Prospectus is              , 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at the following addresses: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Similar information concerning the Company can also be inspected at the offices of the Nasdaq National Market, at 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement"), of which this Prospectus is a part, which Forest has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Statements contained herein concerning the provisions of any contract or other document are necessarily summaries of such contracts or documents filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained, upon payment of fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates in this Prospectus by reference the following documents, which have been filed with the Commission pursuant to the Exchange Act (File No. 0-4597):


        (a) The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995 (the "1995 Annual Report");



        (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1996 and the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 1996; and



        (c) The Company's Current Reports on Form 8-K dated April 15, August 7 and October 30, 1996 and January 28, 1997.


    All reports and any definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to Daniel L. McNamara, Corporate Counsel and Secretary, Forest Oil Corporation, 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone: (303) 812-1400).

                                  THE COMPANY

    Forest and its subsidiaries are engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. The Company was incorporated in New York in 1924, the successor to a company formed in 1916, and has been a publicly held company since 1969. The Company is active in several of the major exploration and producing areas in and offshore the United States and in Canada. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. The Company operates from production offices located in Lafayette, Louisiana and Denver, Colorado. In January 1996, the Company established an administrative and production office in Calgary, Alberta, Canada. Forest's corporate headquarters are located in Denver, Colorado. The Company's principal offices are located at 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone: (303) 812-1400).

                                USE OF PROCEEDS

    Except as otherwise provided in an applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the acquisition of oil and gas properties, capital expenditures, the repayment of subordinated debentures or other debt, or repayments of borrowings under revolving credit agreements or for other general corporate purposes.

                RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    A description of the Company's ratio of earnings to fixed charges or earnings to combined fixed charges and preferred stock dividends, as applicable, on a consolidated basis, will appear in an applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." Each Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture, including the definitions therein of certain terms and those terms made part of such Indenture by reference to the TIA, as in effect on the date of such Indenture, and to such Debt Securities. Certain capitalized terms used below and not defined have the respective meanings assigned to them in the applicable Indenture.

TERMS

    The Debt Securities will be unsecured obligations of the Company. The Indebtedness represented by (i) Senior Debt Securities will rank PARI PASSU in right of payment with all other unsecured and unsubordinated Indebtedness of the Company and (ii) Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company. See "--Ranking of Debt Securities." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable U.S. Federal income tax considerations. Accordingly, for a description of the terms of any Series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Each Indenture will provide for the issuance by the Company from time to time of its Debt Securities in one or more Series. The aggregate principal amount of Debt Securities which may be issued under each Indenture will be unlimited and each Indenture will set forth the specific terms of any Series of Debt Securities or provide that such terms shall be set forth in, or determined pursuant to, an Authorizing Resolution and/or a supplemental indenture, if any, relating to such Series.

    The specific terms of each Series of Debt Securities will be set forth in the applicable Prospectus Supplement relating thereto, including the following, as applicable:

        1. the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

        2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        3. the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such Debt Securities that is convertible into Common Stock or the method by which any such portion shall be determined;

        4. if convertible into Common Stock, the terms on which such Debt Securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of Common Stock for purposes of conversion;

        5. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and, if applicable, the terms on which such maturity may be extended;

        6. the rate or rates (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        7. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30 day months;

        8. the place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        9. the period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

        10. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any Sinking Fund (as defined in the applicable Indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

        11. if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        12. whether the amount of payments of principal of or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

        13. whether the principal of or interest, if any, on the Debt Securities of the Series are to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

        14. provisions, if any, granting special rights to the holders of Debt Securities of the Series upon the occurrence of such events as may be specified;

        15. any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to Debt Securities of the Series, whether or not such Events of Default (as defined below) or covenants are consistent with the Events of Default or covenants described herein;

        16. whether Debt Securities of the Series are to be issuable initially in temporary global form and whether any Debt Securities of the Series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for Debt Securities of such Series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture, and, if Debt Securities of the Series are to be issuable as a Global Security (as defined below), the identity of the depository for such Series;

        17. the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture to the Debt Securities of the Series; and

        18. any other terms of the Series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur Indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of each Series will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof, or in such other currencies or denominations as may be set forth in the applicable Indenture or specified in, or pursuant to, an Authorizing Resolution and/or supplemental indenture, if any, relating to such Series of Debt Securities.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of and interest, if any, on any Series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; PROVIDED THAT, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any Series will be exchangeable for any authorized denomination of other Debt Securities of the same Series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any registrar designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any Series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any registrar designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The Company may act as registrar and may change any registrar without notice.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company shall not consolidate with or merge with or into any other corporation or transfer all or substantially all of its property and assets as an entirety to any person, unless (i) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia which expressly assumes all of the obligations of the Company under each Series of Debt Securities and the Indenture with respect to each such Series and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Subsidiary or Subsidiaries.

RANKING OF DEBT SECURITIES

    SENIOR DEBT SECURITIES

    The Senior Debt Securities will constitute unsecured senior obligations of the Company and will rank PARI PASSU in right of payment with all other Senior Indebtedness (as defined below) of the Company. However, the Senior Debt Securities will be effectively subordinated in right of payment to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all indebtedness of the Company's Subsidiaries and all mandatory redemption preferred stock of the Company's Subsidiaries. Except as otherwise set forth in the applicable Senior

Indenture or specified in an Authorizing Resolution and/or supplemental indenture, if any, relating to a Series of Senior Debt Securities to be issued, there will be no limitations in any Senior Indenture on the amount of additional Indebtedness which may rank PARI PASSU with the Senior Debt Securities or on the amount of Indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of the Company's Subsidiaries.

    SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will constitute unsecured obligations of the Company. Unless otherwise provided in the applicable Prospectus Supplement, the payment of principal of, interest on and all other amounts owing in respect of the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all Senior Indebtedness of the Company. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the Subordinated Debt Securities, or for the acquisition of any of the Subordinated Debt Securities for cash, property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Indebtedness (a "Payment Default"), no payment of any kind or character shall be made by or on behalf of the Company or any other person on its or their behalf with respect to any principal of, interest on or other amounts owing in respect of the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities for cash, property or otherwise.

    Upon the happening of any default or event of default (other than a Payment Default) (including any event which with the giving of notice or the lapse of time or both would become an event of default and including any default or event of default which would result upon any payment with respect to the Subordinated Debt Securities) with respect to any Senior Indebtedness of the Company, as such default or event of default is defined therein or in the instrument or agreement or other document under which it is outstanding, then upon written notice thereof given to the Company and the Trustee by a holder or holders of any Senior Indebtedness of the Company or their Representative (as defined in the applicable Indenture) ("Payment Notice"), no payment shall be made by or on behalf of the Company, with respect to the principal of, premium, if any, or interest on the Subordinated Debt Securities, during the period (the "Payment Blockage Period") commencing on the date of such receipt of such Payment Notice and ending on the earlier of (x) the date, if any, on which such default is cured or waived or ceases to exist or the Senior Indebtedness to which such default relates is discharged and (y) the 120th day after the date of receipt of such Payment Notice. The Company may resume payments on the Subordinated Debt Securities after such Payment Blockage Period. Not more than one Payment Notice may be given in any consecutive 360-day period with respect to any Senior Indebtedness, irrespective of the number of defaults with respect to Senior Indebtedness during such period, and the giving of a Payment Notice will not prevent the payment of an installment of principal of or interest on the Subordinated Debt Securities for more than 120 days, except that the commencement of a Payment Blockage Period by any holders of or the trustee for Senior Indebtedness other than Indebtedness under the Company's revolving loan and letter of credit facility with The Chase Manhattan Bank, N.A. and a group of other lenders (the "Bank Credit Facility"), (the "Initial Payment Blockage Period") will not prevent the commencement of a subsequent Payment Blockage Period (the "Subsequent Payment Blockage Period") by the Agent under the Bank Credit Facility, PROVIDED, HOWEVER, that in no event may the Subsequent Payment Blockage Period end later than the 179th day after the date of receipt of the Payment Notice with respect to the Initial Payment Blockage Period. Notwithstanding the foregoing, (a) no event of default that existed or was continuing on the date of any Payment Notice shall be made the basis for the giving of a subsequent Payment Notice unless all such events of default shall have been cured or waived for a period of at least 90 consecutive days after such date, and (b) if the Company or the Trustee receives any Payment Notice, a similar notice relating to or arising out of the same default or facts giving rise to such default (whether or not such default is on the same issue of Senior Indebtedness of the Company), unless cured or waived for a period of at least 90 consecutive days, shall not be effective for purposes of this paragraph.

    The Subordinated Indentures will not restrict the amount of Senior Indebtedness or other Indebtedness of the Company or any Subsidiary. As a result of the foregoing provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than general creditors of the Company.

    "Senior Indebtedness" will be defined in each Subordinated Indenture as Indebtedness of the Company, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Company, other than the following: (i) any Indebtedness as to which, by the terms of the instrument creating or evidencing such Indebtedness, it is expressly provided that such Indebtedness is subordinated in right of payment to all Indebtedness of the Company not expressly subordinated to such Indebtedness, (ii) any Indebtedness which, by its terms, expressly refers to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be PARI PASSU or shall be subordinated in right of payment to the Subordinated Debt Securities and (iii) the Subordinated Debt Securities of the same or another Series.

DISCHARGE

    Unless otherwise provided in the applicable Prospectus Supplement, the Company generally may terminate its obligations under any Series of Debt Securities and the Indenture with respect to such Series, at any time, (a) by delivering all outstanding Debt Securities of such Series to the applicable Trustee for cancellation and paying all sums payable by it under such Debt Securities and the Indenture with respect to such Series or (b) after giving notice to the Trustee of its intention to defease all of the Debt Securities of such Series, by irrevocably depositing with the Trustee or a paying agent (other than the Company or a Subsidiary) (i) in the case of any Debt Securities of any Series denominated in U.S. dollars, cash or U.S. Government Obligations sufficient to pay all principal of and interest on such Debt Securities and (ii) in the case of any Debt Securities of any Series denominated in any currency other than U.S. dollars, an amount of the Required Currency sufficient to pay all principal of and interest on such Debt Securities; PROVIDED that if such irrevocable deposit pursuant to (b) above is made on or prior to one year from the Stated Maturity for payment of principal of such Series of Debt Securities, the Company shall have delivered to the Trustee either an opinion of counsel with no material qualifications or a favorable ruling of the Internal Revenue Service, in either case to the effect that holders of such Debt Securities (i) will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit (and the defeasance contemplated in connection therewith) and (ii) will be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

MODIFICATION AND WAIVER

    Modification and amendment of an Indenture will be permitted to be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all Series affected thereby (voting as a single class); PROVIDED that such modification or amendment may not, without the consent of each holder of the Debt Securities affected thereby, (i) change the Stated Maturity of the principal of or any installment of interest with respect to the Debt Securities; (ii) reduce the principal amount of, or the rate of interest on, the Debt Securities; (iii) change the currency of payment of principal of or interest on the Debt Securities; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities; (v) reduce the above-stated percentage of holders of the Debt Securities of any Series necessary to modify or amend the Indenture relating to such Series; (vi) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any covenant or past default; (vii) in the case of any Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any Series then outstanding; or (viii) in the case of any convertible Debt Securities, adversely affect the right to convert the Debt Securities into Common Stock in accordance with the provisions of the applicable Indenture. Holders of not less than a majority in principal amount of the Outstanding Debt Securities of all Series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by the Company with any provision of the Indenture relating to such Debt Securities (subject to the immediately preceding sentence); PROVIDED that, (i) without the consent of each holder of Debt Securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any Debt Security and (ii) only the holders of a majority in principal amount of Debt Securities of a particular Series may waive compliance with a provision of the Indenture relating to such Series or the Debt Securities of such Series having applicability solely to such Series.

EVENTS OF DEFAULT AND NOTICE THEREOF

    Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any Series of Debt Securities issued thereunder (i) failure of the Company to pay interest on any Debt Securities of such Series within 30 days of when due or principal of any Debt Securities of such Series when due (including any Sinking Fund installment); (ii) failure to perform any other agreement contained in the Debt Securities of such Series or the Indenture relating to such Series (other than an agreement relating solely to another Series of Debt Securities) for 60 days after notice; (iii) certain events of bankruptcy, insolvency or reorganization with respect to the Company. Additional or different Events of Default, if any, applicable to the Series of Debt Securities in respect of which this Prospectus is being delivered will be specified in the applicable Prospectus Supplement.

    Each Indenture will provide that the Trustee under such Indenture shall, within 75 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any Series of Debt Securities actually known to it, give to the holders of such Debt Securities notice of such default; PROVIDED that, except in the case of a default in the payment of principal of or interest on any of the Debt Securities of such Series or in the payment of any Sinking Fund installment, the Trustee for such Series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities. Each Indenture will require the Company to certify to the Trustee under such Indenture quarterly as to whether any default exists.

    In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) with respect to any Series of Debt Securities shall occur and be continuing, the Trustee for such Series or the holders of at least 25% in aggregate principal amount of the Debt Securities of such Series then outstanding, by notice in writing to the Company (and to the Trustee for such Series if given by the holders of the Debt Securities of such Series), will be entitled to declare all unpaid principal of and accrued interest on such Debt Securities then outstanding to be due and payable immediately. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, all unpaid principal of and accrued interest on all Debt Securities of such Series then outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee for such Series or the holders of any Debt Securities of such Series. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Debt Securities of such Series) may be waived by the holders of a majority in principal amount of the Debt Securities of such Series then outstanding upon the conditions provided in the applicable Indenture.

    Each Indenture will provide that no holder of the Debt Securities of any Series issued thereunder may pursue any remedy under such Indenture unless the Trustee for such Series shall have failed to act after, among other things notice of an Event of Default and request by holders of at least 25% in principal amount of the Debt Securities of such Series of which the Event of Default has occurred and the offer to the Trustee for such Series of indemnity satisfactory to it; PROVIDED, HOWEVER, that such provision does not affect the right to sue for enforcement of any overdue payment on such Debt Securities.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities of any Series will be convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the Conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Series of Debt Securities or at the option of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Series of Debt Securities.

THE TRUSTEE

    The Trustee for each Series of Debt Securities will be identified in the applicable Prospectus Supplement. Each Indenture will contain certain limitations on a right of a Trustee thereunder, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

    The holders of a majority in principal amount of all outstanding Debt Securities of a Series (or if more than one Series is affected thereby, of all Series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such Series or all such Series so affected.

    In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a Series of Debt Securities and is known to the Trustee for such Series, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by the laws of the State of New York.

GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

    The Debt Securities of any Series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such Series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to any Series of Debt Securities will be described in the Prospectus Supplement relating to such Series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

    Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

    The Company expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

    So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Company understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments of principal of, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Company and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

    Neither the Company nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

                        DESCRIPTION OF EQUITY SECURITIES

GENERAL

    The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that the aggregate number of shares of all classes of stock that the Company has authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $.10 per share and 10,000,000 shares of preferred stock, par value $.01 per share.


    As of December 31, 1996, the issued and outstanding Common Stock and Preferred Stock of the Company was as follows:



CLASS OF STOCK                                                             SHARES
----------------------------------------------------------------------  ------------
Common Stock..........................................................    30,541,105
$.75 Convertible Preferred Stock......................................     2,877,673


All issued and outstanding shares are fully paid and non-assessable.

    The Company has warrants outstanding to purchase 3,500,000 shares of Common Stock at a price of $10.50 per share (the "A Warrants"). The A Warrants expire on July 27, 1999.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the common shareholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to (i) the $.75 Convertible Preferred Stock as set forth below and (ii) any other preferred stock of the Company that from time to time may be outstanding. The Company does not presently intend to pay dividends on the Common Stock for the foreseeable future.

    In the event of dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders (i) the $.75 Convertible Preferred Stock and
(ii) any other preferred stock of the Company that preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. All outstanding shares of Common Stock are, and when issued, the shares of Common Stock offered hereby will be, fully paid and nonassessable.

    The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholder Services.

PREFERRED STOCK

    The Company has one class of preferred stock outstanding, the $.75 Convertible Preferred Stock.

    $.75 CONVERTIBLE PREFERRED STOCK

    Each share of $.75 Convertible Preferred Stock is convertible into .7 shares of Common Stock, subject to adjustment upon certain events. Holders of shares of $.75 Convertible Preferred Stock are entitled to cumulative preferential cash dividends at the annual rate of $.75 per share prior to the payment of any dividends (except for dividends paid in shares of Common Stock) or other distributions on (or certain repurchases of) Common Stock and on liquidation, dissolution or winding up of the Company to preferential payment of $10 per share plus accumulated and unpaid dividends before any distribution is made with respect to Common Stock. Dividends on the $.75 Convertible Preferred Stock may be paid in cash or, at the Company's election, in shares of Common Stock or in a combination of cash and Common Stock. Common Stock is valued for dividend payment purposes at between 75% and 90%, based upon trading volume, of the average last reported sales price of the Common Stock for the 10 consecutive trading days ending on the tenth calendar day prior to the date for determining record holders entitled to the dividend payment.

    Whenever dividends on the $.75 Convertible Preferred Stock have not been paid, the amount of the deficiency, plus an amount equal to the accumulated dividend for the then current quarterly dividend period, must be fully paid, or declared and set apart for payment, before any dividend may be declared and paid or set apart for payment upon the Common Stock, except for dividends paid in shares of Common Stock.

    Whenever $.75 Convertible Preferred Stock dividends are in arrears in an amount equivalent to six full quarterly dividends, the holders of the $.75 Convertible Preferred Stock, voting separately as a class and with one vote per share, will have the right to elect two directors. If two consecutive dividend payments are in arrears, the holder of each share of $.75 Convertible Preferred Stock will be entitled to a penalty conversion right enabling such holder to convert each share, plus accumulated dividends, into a share of Common Stock during a two-day period of 30 days after the second dividend payment date at a conversion price of 75% of the average of the last reported sales prices of the Common Stock during the period from such second dividend payment date to five trading days prior to the conversion date. The $.75 Convertible Preferred Stock is redeemable, in whole or in part, at the option of the Company, at a redemption price of $10.00 per share, including accumulated and unpaid dividends.

    TERMS

    The following description of the Preferred Stock summarizes certain general terms and provisions of each series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be summarized in the Prospectus Supplement relating to such series. The summaries of the terms of the Preferred Stock below and in any Prospectus Supplement do not, and will not, purport to be complete and are subject to, and qualified in their entirety by reference to, the Company's Restated Certificate of Incorporation and the certificate of amendment establishing a series of Preferred Stock (each, a "Certificate of Amendment"), each of which will be filed with the Commission at or prior to the time of the sale of such series of Preferred Stock.


    The Board of Directors is authorized to provide for issuance of the Preferred Stock of the Company from time to time, in one or more series, and to fix the dividend rate, conversion or exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and qualifications, limitations and restrictions thereof with respect to each series.

    An applicable Prospectus Supplement will set forth or describe other specific terms regarding each series of Preferred Stock offered thereby, including:


    1. the number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock;



    2. the dividend rate, period and/or payment date, or method of calculation thereof, applicable to such Preferred Stock;



    3. the date from which dividends on such Preferred Stock shall accumulate, if applicable;



    4.  the provision for a sinking fund, if any, for such Preferred Stock;



    5.  the provision for redemption, if applicable, of such Preferred Stock;



    6.  any listing of such Preferred Stock on any securities exchange;



    7. the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or exchangeable for Debt Securities, including the conversion price or exchange rate, as the case may be (or the manner of calculation thereof);



    8. a discussion of U.S. Federal tax considerations applicable to such Preferred Stock;



    9. the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;



    10. any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;



    11. the voting powers, if any, of such Preferred Stock, in addition to those set forth below; and



    12. any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.


DIVIDENDS

    The holders of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of the funds of the Company legally available therefor, cash dividends at the annual rate and on such dates as shall be set forth in the Prospectus Supplement relating to such series. Each such dividend shall be paid to the holders of record of shares of such series on such record date as shall be fixed by the Board of Directors of the Company.

    If dividends are not paid in full or declared in full and a sum set apart for the payment thereof upon the Preferred Stock of a series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends shall be declared PRO RATA so that in all cases the amount of dividends declared per share on the Preferred Stock of such series and any other Preferred

Stock ranking on a parity as to dividends shall be in the same proportion as the amount of dividends that would be paid on all shares of Preferred Stock of such series and such other parity Preferred Stock if all such dividends (including dividends accrued or in arrears) were paid in full. Except as provided in the preceding sentence, unless full cumulative dividends on the Preferred Stock of a series have been paid or declared in full and a sum set aside for the payment thereof, no dividends shall be declared or paid or set aside for payment or other distribution made upon the Company's Common Stock or any other class or series of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of the applicable series as to dividends or liquidation rights, nor shall any Common Stock or any other class or series of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or liquidation rights be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Company or any subsidiary of the Company (except by conversion into or exchange for stock of the Company ranking junior, to the Preferred Stock of the applicable series as to dividends and liquidation rights). Unless otherwise stated in the applicable Prospectus Supplement, no interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of any series which may be in arrears.


    VOTING RIGHTS

    The holders of the Preferred Stock shall not, except as required by law or as set forth in the applicable Prospectus Supplement, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders. On any matters on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.


    The approval of the holders of at least a majority of the then outstanding shares of Preferred Stock of a series will be required to amend the applicable Certificate of Amendment to adversely change the preferences, special rights or powers of the Preferred Stock of such series or to authorize, create or increase the authorized amount of any class or series of capital stock of the Company ranking prior to the Preferred Stock of such series either as to dividend or liquidation rights; PROVIDED that the creation or issuance of any class or series of capital stock of the Company not ranking prior to the Preferred Stock of a series as to dividend or liquidation rights shall not require the consent of the holders of the Preferred Stock of such series.


    RANKING

    The Preferred Stock to which any Prospectus Supplement may relate will rank PARI PASSU with the outstanding shares of $.75 Convertible Preferred Stock with respect to dividend rights and liquidation preference. The Preferred Stock also will rank prior to the Company's Common Stock. Without the requisite vote of holders of the Preferred Stock, as described above under "Voting Rights," no class or series of capital stock can be created ranking senior to the Preferred Stock as to dividend rights or liquidation preference.

    LIQUIDATION RIGHTS


    In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock of each series are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company (including any Preferred Stock) which is junior as to liquidation rights to the Preferred Stock of such series. Liquidating distributions in the amount set forth in the applicable Prospectus Supplement, plus dividends accumulated but unpaid to the date of such distribution. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of such series and any other Preferred Stock of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series are not paid in full, the holders of the Preferred Stock of such series and of such other Preferred Stock of the Company will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

    REDEMPTION PROVISIONS

    The Preferred Stock of each series will have such optional or mandatory redemption terms, if any, as shall be set forth in the applicable Prospectus Supplement.

    CONVERSION AND EXCHANGE RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock or exchangeable into Debt Securities will be set forth in the applicable Prospectus Supplement relating to such series of Preferred Stock. Such terms will include (i) in the case such series of Preferred Stock is convertible into Common Stock, (A) the number of shares of Common Stock into which shares of such series of Preferred Stock are convertible, (B) the conversion price (or manner of calculation thereof), (C) the conversion period, (D) provisions as to whether conversion will be at the option of the holders of such series of Preferred Stock or at the option of the Company, (E) the events requiring an adjustment of the conversion price and (F) provisions affecting conversion in the event of the redemption of such series of Preferred Stock and (ii) in the case such series of Preferred Stock is exchangeable into Debt Securities, (A) the principal amount of Debt Securities into which shares of such series of Preferred Stock are exchangeable, (B) the exchange period and (C) provisions as to whether exchange will be at the option of the holders of such series of Preferred Stock or at the option of the Company.

    MISCELLANEOUS

    The Preferred Stock will have no preemptive rights. All of the Preferred Stock, upon payment in full therefor, will be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS

    Certain provisions in the Company's Restated Certificate of Incorporation and By-laws, the Company's shareholders' rights plan, executive severance agreements and the ownership position of Anschutz may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts.

    CLASSIFIED BOARD OF DIRECTORS.

    The Company's By-laws provide that the Board of Directors is divided into four classes as nearly equal in number as possible, with each class having not less than three members, whose four year terms of office expire at different times in annual succession. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

    BLANK CHECK PREFERRED STOCK.

    The Company's Restated Certificate of Incorporation authorizes the issuance of blank check preferred stock. The Board of Directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes.

    SHAREHOLDERS' RIGHTS PLAN.

    In October 1993, the Board of Directors adopted a shareholders' rights plan (the "Plan") and entered into the Rights Agreement. The Company issued a dividend of a preferred stock purchase right (the "Rights") on each outstanding share of Common Stock of the Company, which, after the Rights become exercisable, entitles the holder to purchase 1/100th of a share of a newly issued series of the Company's preferred stock at a purchase price of $30 per 1/100th of a preferred share, subject to adjustment. The Rights expire on October 29, 2003 unless extended or redeemed earlier. The Rights will become exercisable (unless previously redeemed or the expiration date of the rights has occurred) following a public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the Common Stock or has commenced (or announced an intention to make) a tender offer or exchange offer for 20% or more of the Common Stock. In certain circumstances each holder of Rights (other than an Acquiring Person) would have the right to receive, upon exercise (i) shares of Common Stock having a value significantly in excess of the exercise price of the Rights, or (ii) shares of Common Stock of an acquiring company having a value significantly in excess of the exercise price of the Rights.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser, or (iii) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. The terms of the offering of the Securities with respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the Securities may be listed.

    If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities described in the applicable Prospectus Supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of the Securities in respect of which this Prospectus is being delivered, and any commissions payable by the Company to such agents, will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If dealers are utilized in the sale of any Securities, the Company will sell the Securities to the dealers, as principals. Any dealer may resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Securities to which this Prospectus and the applicable Prospectus Supplement relates from the Company at the public offering price set forth in the applicable Prospectus Supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and the applicable Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Underwriters will not be obligated to make a market in any Securities. The Company cannot predict the activity of trading in, or liquidity of, any Securities.

    Agents, dealers and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS


    The consolidated financial statements of the Company which appear in the December 31, 1995 Annual Report on Form 10-K/A of the Company have been incorporated by reference herein in reliance upon the report dated February 20, 1996 of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for oil and gas sales from the sales method to the entitlements method effective January 1, 1994 and to changes in the method of accounting for post retirement benefits other than pensions and income taxes in 1993.



    The consolidated financial statements of ATCOR Resources, Ltd., included in the Current Report on Form 8-K of Forest Oil Corporation, dated January 28, 1997 have been incorporated by reference herein in reliance upon the report dated February 1, 1996 of Price Waterhouse, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Price Waterhouse is a Canadian partnership, resident in Canada.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY UNDERWRITERS, AGENTS OR DEALERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Documents by
  Reference....................................           2
The Company....................................           3
Use of Proceeds................................           3
Ratio of Earnings to Fixed Charges and Earnings
  to Combined Fixed Charges and Preferred Stock
  Dividends....................................           3
Description of Debt Securities.................           3
Description of Equity Securities...............          12
Plan of Distribution...........................          17
Legal Matters..................................          18
Experts........................................          18

                                       E

                             FOREST OIL CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                          , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses, other than underwriting discounts and commissions, in connection with the offering are as follows (all amounts except for the Securities and Exchange Commission filing fee are estimated);


Securities and Exchange Commission filing fee.............................  $  75,758
Printing and engraving expenses...........................................    100,000
Legal fees and expenses...................................................    125,000
Accounting fees and expenses..............................................    100,000
Blue sky qualification fees and expenses..................................      1,000
Miscellaneous.............................................................     98,242
                                                                            ---------
    Total.................................................................  $ 500,000
                                                                            ---------
                                                                            ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), in which Forest Oil Corporation is incorporated, permit New York corporations, acting through their boards of directors, to extend broad protection to their directors, officers and other employees by way of indemnity and advancement of expenses. These sections (1) provide that the statutory indemnification provisions of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (4) eliminate the requirement for mandatory statutory indemnification that the indemnified party be "wholly" successful and (5) provide for the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Essentially, the amended BCL allows corporations to provide for indemnification of directors, officers and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

    Article IX of the By-laws of Forest Oil Corporation contains very broad indemnification provisions which permit the Company to avail itself of the amended BCL to extend broad protection to its directors, officers and employees by way of indemnity and advancement of expenses. It sets out the standard under which the Company will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. It also establishes the manner of handling indemnification when a lawsuit is settled. It is not intended that this By-law is an exclusive method of indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:


    **1.1     --      Form of Underwriting Agreement with respect to Debt Securities (including form of Terms Agreement).

    **1.2     --      Form of Underwriting Agreement with respect to Equity Securities (including form of Terms Agreement).

      3.1     --      Restated Certificate of Incorporation of Forest Oil Corporation dated
                      October 14, 1993, incorporated herein by reference to Exhibit 3(i) to Form
                      10-Q for Forest Oil Corporation for the quarter ended September 30, 1993
                      (File No. 0-4597).

      3.2     --      Certificate of Amendment of the Restated Certificate of Incorporation dated as of July 20, 1995, incorporated herein by reference to Exhibit 3(i)(a) to
                      Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995
                      (File No. 0-4597).

      3.3     --      Certificate of Amendment of the Certificate of Incorporated dated as of July
                      26, 1995, incorporated herein by reference to Exhibit 3(i)(b) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File No.
                      0-4597).

      3.4     --      Restated By-Laws of Forest Oil Corporation as of May 9, 1990, Amendment No.
                      1 to By-Laws dated as of April 2, 1991, Amendment No. 2 to By-Laws dated as of May 8, 1991, Amendment No. 3 to By-Laws dated as of July 30, 1991,
                      Amendment No. 4 to By-Laws dated as of January 17, 1992, Amendment No. 5 to
                      By-Laws dated as of March 18, 1993 and Amendment No. 6 to By-Laws dated as of September 14, 1993, incorporated herein by reference to Exhibit 3(ii) to
                      Form 10-Q for Forest Oil Corporation for the quarter ended September 30,
                      1993 (File No. 0-4597).

      3.5     --      Amendment No. 7 to By-Laws dated as of December 3, 1993, incorporated herein by reference to Exhibit 3(ii)(a) to Form 10-K for Forest Oil Corporation for
                      the year ended December 31, 1993 (File No. 0-4597).

      3.6     --      Amendment No. 8 to By-Laws dated as of February 24, 1994, incorporated herein by reference to Exhibit 3(ii)(b) to Form 10-K for Forest Oil
                      Corporation for the year ended December 31, 1993 (File No. 0-4597).

      3.7     --      Amendment No. 9 to By-Laws dated as of May 15, 1995, incorporated herein by reference to Exhibit 3(ii)(c) to Form 10-Q for Forest Oil Corporation for
                      the quarter ended June 30, 1995 (File No. 0-4597).

      3.8     --      Amendment No. 10 to By-Laws dated as of July 27, 1995, incorporated herein by reference to Exhibit 3(ii)(d) to Form 10-Q for Forest Oil Corporation for
                      the quarter ended June 30, 1995 (File No. 0-4597).

      4.9     --      Rights Agreement between Forest Oil Corporation and Mellon Securities Trust
                      Company, as Rights Agent dated as of October 14, 1993, incorporated herein by reference to Exhibit 4.3 to Form 10-Q for Forest Oil Corporation for the
                      quarter ended September 30, 1993 (File No. 0-4597).

   **4.10     --      Form of Indenture for the Senior Debt Securities.

   **4.11     --      Form of Senior Debt Security (included in Exhibit No. 4.9).

   **4.12     --      Form of Indenture for the Subordinated Debt Securities.

   **4.13     --      Form of Subordinated Debt Security (included in Exhibit No. 4.11).

     *5       --      Opinion of Vinson & Elkins L.L.P., as to the legality of the securities being registered.

    *23.1     --      Consent of KPMG Peat Marwick LLP.

    *23.2     --      Consent of Vinson & Elkins L.L.P. (included in Exhibit No. 5).

    *23.3     --      Consent of Price Waterhouse.

   **24       --      Powers of Attorney (included on the signature pages hereof).


------------------------

 * Filed herewith


** Filed previously.


ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any fact or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 ("Act") in accordance with the rules and regulations of the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 31, 1997.


                                          FOREST OIL CORPORATION

                                          (Registrant)

                                          By:         /s/ WILLIAM L. DORN

                                             -----------------------------------

                                                       William L. Dorn
                                                    CHAIRMAN OF THE BOARD

    Each person whose signature appears below hereby appoints David H. Keyte, V. Bruce Thompson and Daniel L. McNamara and each of them, any one of whom may act without the joinder of the others, as his attorney-in-fact to sign on his behalf and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ ROBERT S. BOSWELL
------------------------------  President and Chief          January 31, 1997
      Robert S. Boswell           Executive Officer

                                Vice President and Chief
      /s/ DAVID H. KEYTE          Financial Officer
------------------------------    (Principal Financial       January 31, 1997
        David H. Keyte            Officer)

      /s/ JOAN C. SONNEN
------------------------------  Controller (Principal        January 31, 1997
        Joan C. Sonnen            Accounting Officer)

    /s/ PHILIP F. ANSCHUTZ
------------------------------  Director                     January 31, 1997
      Philip F. Anschutz

    /s/ ROBERT S. BOSWELL
------------------------------  Director                     January 31, 1997
      Robert S. Boswell

    /s/ WILLIAM L. BRITTON
------------------------------  Director                     January 31, 1997
      William L. Britton

   /s/ RICHARD J. CALLAHAN
------------------------------  Director                     January 31, 1997
     Richard J. Callahan

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ CORTLANDT S. DIETLER
------------------------------  Director                     January 31, 1997
     Cortlandt S. Dietler

     /s/ WILLIAM L. DORN
------------------------------  Director                     January 31, 1997
       William L. Dorn

     /s/ JORDAN L. HAINES
------------------------------  Director                     January 31, 1997
       Jordan L. Haines

       /s/ JAMES H. LEE
------------------------------  Director                     January 31, 1997
         James H. Lee

     /s/ CRAIG D. SLATER
------------------------------  Director                     January 31, 1997
       Craig D. Slater

     /s/ DRAKE S. TEMPEST
------------------------------  Director                     January 31, 1997
       Drake S. Tempest

    /s/ MICHAEL B. YANNEY
------------------------------  Director                     January 31, 1997
      Michael B. Yanney